                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

                                  Six-months
                                     Ended           For the Years Ended December 31,
                                 June 30, 2006    2005    2004     2003     2002    2001
                                 -------------    ----    ----     ----     ----    ----
Earnings
Income/(loss) before income
  taxes, minority interest and
  change in accounting                $ 113      $(173)  $(539)  $(1,194)  $(160)  $(164)
Earnings of non-consolidated
  affiliates                            (19)       (25)    (45)      (55)    (44)    (24)
Cash dividends received from
  non-consolidated affiliates            22         48      42        35      16      12
Fixed charges                           112        185     140       126     139     174
Amortization of capitalized
  interest, net of interest
  capitalized                             3          4       1         3       1      (2)
                                      -----      -----   -----   -------   -----   -----
     Earnings                         $ 231        $39   $(401)  $(1,085)  $ (48)  $  (4)
                                      =====      =====   =====   =======   =====   =====
Fixed Charges
Interest and related charges
  on debt                             $ 100      $ 158   $ 109   $    97   $ 109   $ 139
Portion of rental expense
  representative of the
  interest factor                        12         27      31        29      30      35
                                      -----      -----   -----   -------   -----   -----
  Fixed charges                       $ 112      $ 185   $ 140   $   126   $ 139   $ 174
                                      =====      =====   =====   =======   =====   =====
Ratios

Ratio of earnings to fixed
  charges*                              2.1        N/A     N/A       N/A     N/A     N/A

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* For the years ended December 31, 2005, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $146 million, $541 million, $1,211 million, $187 million and $178 million, respectively, resulting in a ratio of less than one.